Exhibit 107

Calculation of Filing Fee Tables

F-3
(Form Type)

Bit Brother Limited

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price (2)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Class A Ordinary Shares, no par value		104,735	(3)	$9.52	997,077.2	.0001102	109.88
Fees Previously Paid	Equity	Class A Ordinary Shares, no par value		8,360,000		0.579	4,840,440	.0000927	449
Carry Forward Securities
Carry Forward Securities	-	-	-	-			-
	Total Offering Amounts						$997,077.2		$109.88
	Total Fees Previously Paid								449
	Total Fee Offsets								-
	Net Fee Due								$0

(1)	The securities registered also include such indeterminate number of Class A ordinary shares pursuant to the anti-dilution provisions of any such securities. In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the securities being registered hereunder include such indeterminate number of ordinary shares as may be issuable with respect to the shares being registered hereunder as a result of stock splits, stock dividends or similar anti-dilutive transactions.

(2)	The offering price has been estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) of the Securities Act with respect to the ordinary shares registered hereunder, based upon the price of $9.52, which was the average of the high ($10.18) and low ($8.86) prices reported on the Nasdaq Capital Market on December 22, 2022.

(3)	Included 93,401 Class A ordinary shares underlying Warrants, no par value.